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                                                                   Exhibit 99(b)

                                FOR:  McNaughton Apparel Group Inc.

                        APPROVED BY:  Peter Boneparth
                                      Chairman and Chief Executive Officer
                                      Amanda Bokman

FOR IMMEDIATE RELEASE
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                            CONTACT:  Investor Relations:
                                      Shannon Froehlich/Priya Akhoury
                                      Press: Michael McMullan/Kate Talbot
                                      Morgen-Walke Associates

              MCNAUGHTON APPAREL GROUP INC. MAILS PROXY STATEMENT
                 FOR SPECIAL MEETING OF STOCKHOLDERS TO VOTE ON
                 PROPOSED MERGER WITH JONES APPAREL GROUP, INC.

     New York, New York, May 22, 2001 - McNaughton Apparel Group Inc. (Nasdaq:
MAGI) today announced that it has mailed its proxy statement for the special meeting of stockholders to be held on June 19, 2001, for the purpose of voting upon the adoption of the previously announced merger agreement with Jones Apparel Group, Inc. In the event that the stockholders adopt the merger agreement, the Company anticipates that a closing will occur promptly after the special meeting, subject to the expiration of the waiting period under the Hart Scott Rodino Act and other customary closing conditions.

     Also, as announced yesterday, the Company commenced a tender offer to purchase any and all of its $125 million outstanding 12 1/2% Senior Notes due 2005, Series B. The closing of the merger transaction is not conditioned upon the successful completion of the tender offer; however, the tender offer is conditioned upon the successful completion of the merger.

     As previously announced, on April 13, 2001, the Company and Jones Apparel Group, Inc. entered into an agreement pursuant to which Jones will acquire 100% of the common stock of McNaughton in a merger transaction. The transaction consideration is comprised of $10.50 in cash and shares of Jones stock. The actual number of shares of Jones stock in addition to the $10.50 in cash consideration to be exchanged for each McNaughton common share will be (i) 0.282 if the average Jones stock price for the five trading days period ending on the second trading day prior to the closing is greater than or equal to $29.78 and less than or equal to $44.68, (ii) equal to $12.60 divided by the average Jones stock price if the average Jones stock price is greater than $44.68, or (iii) equal to $8.40 divided by the average Jones stock price if the average Jones stock price is less than $29.78.

     For additional information or any questions regarding the special meeting of stockholders, reference should be made to the proxy statement, copies of which may be obtained from Mackenzie Partners, Inc., the proxy solicitation agent, at 212-929-5500.

     McNaughton Apparel Group Inc. designs, contracts for the manufacture of and markets a broad line of brand name, moderately-priced women's and juniors' career and casual clothing. The Company's product lines include collections of related separates coordinated by color and style, as well as casual weekend wear and related knitwear separates. The Company markets its products under its nationally known labels, including Norton McNaughton(R) and Norton Studio(R),
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through its subsidiary Norton McNaughton of Squire, Inc., Erika(R), through its subsidiary Miss Erika, Inc., and Energie(R), Currants(R), Jamie Scott(R) and Polar Energie 2000(R), through its subsidiary Jeri-Jo Knitwear, Inc.


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